Exhibit 3.3(a)

State of Delaware Secretary of State Division of Corporations Delivered 02:42 PM 08/14/2009 FILED 02:32 PM 08/14/2009 SRV 090780567 - 4720529 FILE

CERTIFICATE OF FORMATION

OF

191 CC OPERATING CO., LLC

This Certificate of Formation of 191 CC Operating Co., LLC has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. C. tit. 6 § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is 191 CC Operating Co., LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of August 14, 2009.

/s/ Thomas Romer
Thomas Romer Authorized Person